Exhibit 99.1

Digital Recorders, Inc. Proudly Supports Special Day to Commemorate U.S. Public Transportation; ``Communities in Motion Day'' is
Tomorrow, Oct. 16, 2003

    DALLAS--(BUSINESS WIRE)--Oct. 15, 2003--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a market leader in transit, transportation and law enforcement digital-communications and audio-enhancement systems, proudly supports "Communities in Motion Day" on Thursday, Oct. 16, 2003.
    Organized by the American Public Transportation Association (APTA) and observed by transit authorities throughout the United States, "Communities in Motion Day" is designed to promote and enforce the importance of public transportation.
    "Public transportation stimulates economic development, saves money, creates jobs, eases traffic congestion, fosters more livable communities, boosts real estate values, improves air quality, reduces energy consumption, reduces traffic accidents and increases passenger safety, and enhances mobility during emergencies. Public transportation clearly benefits every one -- not just the 14 million Americans who ride public transportation to and from work each weekday or the more than a quarter of a million people who work in the industry," David L. Turney, the Company's Chairman, Chief Executive Officer and President, said.



    PUBLIC TRANSPORTATION FACTS

    -- Definition - Public transportation includes all multiple-occupancy vehicle services designed to transport customers on local and regional routes. These services are: private and public buses; rail; ferryboats; intercity bus, and taxi services operated under contract to a public transportation agency; any vanpool service operated by or under such a contract; and other transportation services for senior citizens and persons with disabilities.

    -- Ridership - According to APTA, public transportation ridership in the U.S. has grown by 21 percent in the past seven years. APTA estimates that more than 14 million Americans ride on public transportation each day. The U.S. Department of Transportation estimates another 25 million use public transportation less frequently but on a regular basis. In 2002, Americans took 9.4 billion trips using public transportation. APTA says work is the most popular destination with 54 percent of all trips ending at workplaces. Fifteen percent of all trips are to schools; 9 percent of all trips are to shopping centers; 9 percent of all trips are to make social visits; and 5 percent of all trips are to attend medical appointments.

    -- Providers - According to APTA, approximately 6,000 public transportation systems operate in the U.S. and Canada. The majority of these agencies operate more than one mode of service. More than 2,250 agencies provide bus service, about 5,250 operate demand-response service, and 150 operate other modes. Two-thirds of U.S. public transportation agencies provide service designed to meet the needs of senior citizens and persons with disabilities. Also, many agencies typically contract service with private operators, further increasing the number of total public transportation providers.

    -- Employment - According to APTA, 370,000 public transportation employees nationwide in 2001 provided services to the highest number of passengers since the inception of the federal transit program. These employees operate, maintain and manage all modes of public transportation. The majority of employees (60 percent), work in bus service, followed by 16 percent in demand response, 13 percent in heavy rail, and 7 percent in commuter rail.

    -- Energy Consumption - Public transportation vehicles used nearly 857 million gallons of fossil fuels and 5.6 billion kilowatt-hours of electricity in 2001, less than 1 percent of all energy consumed that year in the U.S. ("Conserving Energy and Preserving the Environment: The Role of Public Transportation," Robert J. Shapiro, Kevin A. Hassett, and Frank S. Arnold, 2002.)


    ABOUT APTA

    APTA is an international organization that has been representing the transit industry since 1882. Based in Washington, D.C., its members serve the public interest by providing safe, efficient and economical transit services, and by improving those services to meet national energy, environmental, and financial concerns. More than 90 percent of passengers using transit in the U.S. and Canada are carried by APTA members, which include bus, rapid transit and commuter rail systems, and the organizations responsible for planning, designing, constructing, financing, building, and operating transit systems and the equipment they use. For more information about APTA, go to www.apta.com.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, as well as enhance law enforcement agencies' surveillance capabilities. Our transit communications products -TwinVision(R) and Mobitec route destination signage systems, Talking Bus(R) voice announcement systems, and Internet-based, automatic vehicle monitoring systems - enhance public transportation around the globe. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies worldwide capture, arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including those described below. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct, or that the contemplated event or result will occur as anticipated. The risks associated with forward-looking statements include, but are not limited to, product demand and market acceptance risks, the impact of competitive products and pricing, the effects of economic conditions and trade, legal, social and economic risks, such as import, licensing and trade restrictions, the results of implementing the Company's business plan, and the impact on the Company of its relationship with its lender. Refer to the Company's various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements.

    CONTACT: Digital Recorders, Inc.
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             veronicam@digrec.com